SCHEDULE 14A INFORMATION
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Applied Molecular Evolution, Inc.

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3520 Dunhill Street

San Diego, CA 92121
(858) 597-4990

April 29, 2002

Dear Stockholder:

      You are cordially invited to attend the Annual Meeting of Stockholders of Applied Molecular Evolution, Inc., which will be held on Wednesday, May 29, 2002, at 8:30 a.m. (Pacific Standard Time), at the Company’s offices, located at 3520 Dunhill Street, San Diego, California.

      The formal notice of the Annual Meeting and the Proxy Statement have been made a part of this invitation.

      After reading the Proxy Statement, please mark, date, sign and return, at an early date, the enclosed proxy in the prepaid envelope addressed to EquiServe, our agent, to ensure that your shares will be represented. YOUR SHARES CANNOT BE VOTED UNLESS YOU SIGN, DATE AND RETURN THE ENCLOSED PROXY OR ATTEND THE ANNUAL MEETING IN PERSON.

      A copy of the Company’s Annual Report to Stockholders is also enclosed.

      The Board of Directors and Management look forward to seeing you at the meeting.

Sincerely yours,

William D. Huse, M.D., Ph.D.
President and Chief Executive Officer

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
PROXY STATEMENT
PROPOSAL 1 -- ELECTION OF DIRECTORS
CERTAIN TRANSACTIONS
SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT
EXECUTIVE COMPENSATION
REPORT OF THE COMPENSATION COMMITTEE OF THE BOARD OF DIRECTORS ON EXECUTIVE COMPENSATION
REPORT OF THE AUDIT COMMITTEE OF THE BOARD OF DIRECTORS
STOCK PRICE PERFORMANCE GRAPH
PROPOSAL 2 -- RATIFICATION OF INDEPENDENT AUDITORS
STOCKHOLDER PROPOSALS FOR THE 2003 ANNUAL MEETING
OTHER MATTERS
SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

APPLIED MOLECULAR EVOLUTION, INC.

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
To Be Held May 29, 2002

To the Stockholders of Applied Molecular Evolution, Inc.:

      The Annual Meeting of Stockholders of Applied Molecular Evolution, Inc., a Delaware corporation (the “Company”) will be held at the Company’s offices, located at 3520 Dunhill Street, San Diego, California, on May 29, 2002, at 8:30 a.m. (Pacific Standard Time), for the following purposes:

1. To elect one Class II director;

2. To ratify the appointment of Ernst & Young LLP as the Company’s independent auditors; and

3. To transact such other business as may properly come before the Annual Meeting and any adjournment of the Annual Meeting.

      Stockholders of record as of the close of business on April 22, 2002, are entitled to notice of and to vote at the Annual Meeting and any adjournment thereof. A complete list of stockholders entitled to vote will be available at our offices, 3520 Dunhill Street, San Diego, for ten days before the meeting.

      IT IS IMPORTANT THAT YOUR SHARES ARE REPRESENTED AT THIS MEETING. EVEN IF YOU PLAN TO ATTEND THE MEETING, WE HOPE THAT YOU WILL PROMPTLY MARK, SIGN, DATE AND RETURN THE ENCLOSED PROXY. THIS WILL NOT LIMIT YOUR RIGHTS TO ATTEND OR VOTE AT THE MEETING.

By Order of the Board of Directors

Lawrence E. Bloch, M.D., J.D.
Chief Financial Officer and Secretary

San Diego, California

April 29, 2002

APPLIED MOLECULAR EVOLUTION, INC.

PROXY STATEMENT

INFORMATION CONCERNING SOLICITATION AND VOTING

      This Proxy Statement is furnished in connection with the solicitation by and on behalf of our Board of Directors of proxies in the accompanying form to be used at the Annual Meeting of our Stockholders to be held at the Company’s offices, located at 3520 Dunhill Street, San Diego, California, on May 29, 2002, at 8:30 a.m. (Pacific Standard Time) and any adjournment thereof (the “Annual Meeting”). The shares represented by the proxies received in response to this solicitation and not revoked will be voted at the Annual Meeting. A proxy may be revoked at any time before it is exercised by filing with our corporate Secretary a written revocation or a duly executed proxy bearing a later date or by voting in person at the Annual Meeting. On the matters coming before the Annual Meeting for which a choice has been specified by a stockholder by means of the ballot on the proxy, the shares will be voted accordingly. If no choice is specified, the shares will be voted FOR the election of the nominee for director listed in this Proxy Statement and FOR approval of Proposal 2 described in the Notice of Annual Meeting and in this Proxy Statement.

      Stockholders of record at the close of business on April 22, 2002, are entitled to notice of and to vote at the Annual Meeting. As of the close of business on such date, we had approximately 22,424,616 shares of Common Stock outstanding and entitled to vote. Each holder of Common Stock is entitled to one vote for each share held as of the record date.

      Directors are elected by a plurality vote. The other matter submitted for stockholder approval at this Annual Meeting will be decided by the affirmative vote of a majority of shares present in person or represented by proxy and entitled to vote on each such matter. Abstentions with respect to any matter are treated as shares present or represented and entitled to vote on that matter, and thus have the same effect as negative votes. If shares are not voted by the broker who is the record holder of the shares, or if shares are not voted in other circumstances in which proxy authority is defective or has been withheld with respect to any matter, these non-voted shares are not deemed to be present or represented for purposes of determining whether stockholder approval of that matter has been obtained.

      We will bear the expense of printing and mailing proxy materials. In addition to the solicitation of proxies by mail, solicitation may be made by certain of our directors, officers and other employees by personal interview, telephone or facsimile. No additional compensation will be paid to such persons for such solicitation. We will reimburse brokerage firms and others for their reasonable expenses in forwarding solicitation materials to beneficial owners of our Common Stock. We have retained Georgeson Shareholder to assist in the solicitation of proxies at a cost of approximately $6,500, plus reimbursement of expenses.

      Any stockholder or stockholder’s representative who, because of a disability, may need special assistance or accommodation to allow him or her to participate at the Annual Meeting may request reasonable assistance or accommodation from us by contacting Applied Molecular Evolution, Inc., Investor Relations, 3520 Dunhill Street, San Diego, California, 92121; (858) 597-4990. To provide us sufficient time to arrange for reasonable assistance or accommodation, please submit all requests by May 15, 2002.

      This Proxy Statement and the accompanying form of proxy are being mailed on or about April 29, 2002, to all stockholders entitled to vote at the meeting.

IMPORTANT

      Please mark, sign and date the enclosed proxy and return it at your earliest convenience in the enclosed postage-prepaid return envelope so that, whether you intend to be present at the Annual Meeting or not, your shares can be voted. This will not limit your rights to attend or vote at the Annual Meeting.

PROPOSAL 1

ELECTION OF DIRECTORS

Nominees

      We have three classes of directors serving staggered three-year terms. Class I, Class II and Class III consist of two directors each. One Class II director is to be elected at the Annual Meeting to serve until the 2005 Annual Meeting and until his successor has been elected and qualified or until such director’s earlier resignation, removal from office, death or incapacity. The terms of the Class III and Class I directors expire in 2003 and 2004, respectively. Following the Annual Meeting, one Class II director’s seat will be vacant. Shares represented by the enclosed proxy statement cannot be voted for a greater number of persons than the number of nominees named.

      Unless authority to vote for the director is withheld, it is intended that the shares represented by the enclosed proxy will be voted for the election of John F. Richards. Mr. Richards is currently a member of our Board of Directors. This nominee has been nominated as a Class II director by our Board of Directors. In the event such nominee becomes unable or unwilling to accept nomination or election, the shares represented by the enclosed proxy will be voted for the election of such other nominee as the Board of Directors may select. The Board of Directors has no reason to believe that any such nominee will be unable or unwilling to serve.

      Costa G. Sevastopoulos, Ph.D., has been our Chairman since 1997 and has served as a director since 1991. Dr. Sevastopoulos, whose term of office expires in 2002, is not standing for reelection and is retiring from the Board of Directors effective immediately following the Annual Meeting.

      The Company is party to an agreement by which it has agreed to cause the nomination of Dr. Hilal as a member of the Company’s Board of Directors, so long as the Company’s stockholders affiliated with Dr. Hilal own at least 489,889 shares of the Company’s Common Stock which were issued on the conversion of its Series F Preferred Stock.

      There are no family relationships among our executive officers or directors.

      Set forth below is information regarding the nominee for Class II director and the continuing directors of Class III and Class I.

     Class II

      John F. Richards, age 54, joined our Board of Directors in February 2001. Mr. Richards is the President of Crabtree Ventures, L.L.C., the general partner of Crabtree Ventures, L.P., a venture capital life science fund which invested in the Series A round of the Company’s subsidiary, Novasite Pharmaceuticals, Inc. (“Novasite”). Prior to joining the Board of Directors, Mr. Richards was an Executive Director of UBS Warburg and a partner in William Blair & Company. Mr. Richards holds graduate degrees in mathematics and philosophy from the University of Illinois and the University of Chicago.

     Class III

      Stanley T. Crooke, M.D., Ph.D., age 57, joined our Board of Directors in August 2001. In 1989, Dr. Crooke founded Isis Pharmaceuticals, Inc. (“Isis”). Dr. Crooke has served as Chief Executive Officer and a director of Isis since January 1989. Dr. Crooke was President of Isis from January 1989 to May 1994 and has served as Chairman of its Board of Directors since February 1991. From 1983 to 1988, Dr. Crooke was President of Research and Development for SmithKline Beckman Corporation. Prior to joining SmithKline Beckman Corporation, Dr. Crooke established the anticancer drug discovery program at Bristol-Myers Squibb where he successfully brought a significant number of drugs to market. Dr. Crooke serves as a director of Idun Pharmaceuticals, Inc., Valentis, Inc., SYNSORB Biotech Inc., and EPIX Medical, Inc. He is also an adjunct professor of pharmacology at the Baylor College of Medicine and the University of California, San Diego. Dr. Crooke obtained his B.S. in Pharmacy from Butler University, and his M.D. and Ph.D. from Baylor College of Medicine.

      Clive A. Meanwell, M.D., Ph.D., age 44, joined our Board of Directors in April 2002. Dr. Meanwell has served as the Chairman of the Board of Directors of The Medicines Company since its inception in July 1996 and has served as its Executive Chairman since September 2001. From 1996 to September 2001, Dr. Meanwell served as the Chief Executive Officer and President of The Medicines Company. From 1995 to 1996, Dr. Meanwell was a Partner and Managing Director at MPM Capital L.P., a venture capital firm. From 1986 to 1995, Dr. Meanwell held various positions at Hoffmann-La Roche, Inc., a pharmaceutical company, including Senior Vice President from 1992 to 1995, Vice President from 1991 to 1992 and Director of Product Development from 1986 to 1991. Dr. Meanwell received his M.D. and Ph.D. from the University of Birmingham, United Kingdom.

     Class I

      Peter K. Hilal, M.D., age 36, joined our Board of Directors in May 2000. In 1997, Dr. Hilal founded Hilal Capital Management LLC, an investment management firm specializing in private and public equity investments in the life-sciences sector. From 1996 to 1997, he was a Principal at Oracle Management, Inc., an investment management firm specializing in the healthcare sector. Prior to that, Dr. Hilal was a senior executive in the marketing, strategic planning and research areas at Merck & Co. Dr. Hilal received an A.B. and M.D. from Columbia University and holds an MBA from Harvard Business School.

      William D. Huse, M.D., Ph.D., age 48, founded our company in 1989 and has been our Chief Executive Officer since January 1999. Dr. Huse was affiliated with The Scripps Research Institute from 1989 to 1990. Prior to joining Scripps, Dr. Huse was Vice President, Research and Development at Stratagene, Inc., a private biotechnology company, from 1986 to 1989. Dr. Huse was an Assistant Professor at Yale University School of Medicine, Section of Molecular Neurobiology, from 1984 to 1986. Dr. Huse received his M.D. and Ph.D. in Neurosciences from the Albert Einstein School of Medicine. Dr. Huse completed his postdoctoral work at Cold Spring Harbor Laboratory. Dr. Huse serves as the Chief Executive Officer and as a member of the Board of Directors of Novasite.

      The Board of Directors recommends a vote FOR election of the nominee for Class II Director set forth above.

Board Meetings and Committees

      The Board of Directors held 10 meetings during the year ended December 31, 2001. During 2001, we had standing compensation and audit committees and all directors then in office, with the exception of Dr. Crooke, attended at least 75% of the aggregate of the number of meetings of the Board of Directors and of the committees on which such directors served during the periods of their respective Board of Directors and committee memberships.

      The Board of Directors of the Company has appointed a Compensation Committee, an Audit Committee and a Nominating Committee.

      The Compensation Committee consists of Dr. Crooke, Dr. Hilal, Mr. Richards and Dr. Sevastopoulos. James J. Bochnowski, a former director, served as a member of our Compensation Committee through August 2001. In August 2001, Dr. Crooke became a member of our Board of Directors and the Compensation Committee. The Compensation Committee held two meetings during the year ended December 31, 2001. The Compensation Committee reviews and approves compensation and benefits for our executive officers. The Compensation Committee also administers our compensation and stock plans and makes recommendations to the Board of Directors regarding such matters.

      The Audit Committee consists of Dr. Crooke, Dr. Hilal and Mr. Richards. James J. Bochnowski served as a member of our Audit Committee through August 2001. In August 2001, Dr. Crooke became a member of our Board of Directors and the Audit Committee. The Audit Committee held four meetings during 2001. The Audit Committee reviews the scope of the annual audit, monitors the independent auditor’s relationship with us, advises and assists our Board of Directors in evaluating the auditor’s examination, supervises our financial and accounting organization and financial reporting, and nominates for stockholder approval at the Annual

Meeting, with the approval of the Board of Directors, a firm of certified public accountants whose duty it is to audit the financial records for the fiscal year for which it is appointed.

      The Nominating Committee consists of Dr. Huse and Dr. Hilal. The Nominating Committee was formed effective March 2002 and held no meetings during 2001. The Nominating Committee’s function is to select and nominate individuals to fill vacancies in our Board of Directors. The Nominating Committee will not consider nominees recommended by security holders.

Directors’ Compensation

      Effective May 2001, new non-employee directors receive, pursuant to the 2001 Stock Incentive Plan, a one-time grant of options to purchase 25,000 shares of the Company’s Common Stock as a result of their appointment to the Board of Directors. Such options vest ratably over a 36-month period. In addition, effective May 2001, new non-employee directors receive, pursuant to the 2001 Stock Incentive Plan, automatic grants of options to purchase 10,000 shares of the Company’s Common Stock upon the one-year anniversary of their appointment to the Board of Directors. Such options vest in full upon the date of grant. Dr. Crooke received a one-time grant of options to purchase 25,000 shares of the Company’s Common Stock as a result of his appointment of the Board of Directors in August 2001. Dr. Meanwell received a one-time grant of options to purchase 25,000 shares of the Company’s Common Stock as a result of his appointment of the Board of Directors in April 2002. Dr. Sevastopoulos received an automatic grant of an option to purchase 10,000 shares of the Company’s Common Stock in August 2001. In February 2001, Mr. Richards received an option to purchase 25,000 shares of the Company’s Common Stock under the Company’s 1992 Stock Option Plan, and in February 2002 he received an automatic grant of an option to purchase 10,000 shares of the Company’s Common Stock. Except for grants of stock options, our directors did not receive compensation for their services as directors, but they were reimbursed for reasonable expenses incurred in connection with meetings of the Board of Directors and its committees.

Compensation Committee Interlocks and Insider Participation

      None of our executive officers serves as a member of the Board of Directors or Compensation Committee of any other entity that has one or more executive officers serving as a member of our Board of Directors or Compensation Committee.

      Biosynexus, Inc. (“Biosynexus”), paid the Company $250,000 in March 2001 and $250,000 in October 2001 for services provided pursuant to a collaboration with the Company. Dr. Hilal is a director of Biosynexus.

CERTAIN TRANSACTIONS

      On June 15, 2000 and June 16, 2000, certain options were exercised in exchange for cash and promissory notes, including: 280,000 shares purchased by William D. Huse, one of our directors and our Chief Executive Officer and President, for $280 cash and a promissory note for $209,720; 240,000 shares purchased by Jeffry D. Watkins, our Chief Scientific Officer, for $240 cash and a promissory note for $179,760; 200,000 shares purchased by Lawrence E. Bloch, our Chief Financial Officer and Secretary, for $200 cash and a promissory note for $149,800 and 140,000 shares purchased by Keith S. Manchester, our Vice President of Business Development, for $140 in cash and promissory notes for $154,860. As of April 22, 2002, $235,167, $201,637, $168,031 and $173,684 were still outstanding for the promissory notes of Dr. Huse, Dr. Watkins, Dr. Bloch and Dr. Manchester, respectively. Interest, at the rate of 6.62%, cumulates and is payable with principal at maturity. The maturity date for all of these promissory notes is June 2005. All of these promissory notes are full recourse.

      In March 2002, we provided James B. Breitmeyer, our Chief Medical Officer, with a $400,000 loan to purchase a home. This loan is secured by a second deed of trust on the home that Dr. Breitmeyer purchased and carries an annual interest rate of 6%. Interest on the loan will cumulate and is payable four years from the date of the loan. We agreed to fully forgive the loan in the event that Dr. Breitmeyer is fully employed by us four years from the date of the loan.

      In connection with Dr. Breitmeyer’s relocation to the San Diego area, we paid to move his household goods and automobiles and gave him $20,000 in gross pretax dollars for miscellaneous moving expenses.

      The Company believes that the foregoing transactions were in its best interests. It is the Company’s current policy that all transactions by the Company with officers, directors, 5% stockholders or their affiliates will be entered into only if such transactions are approved by a majority of the disinterested directors, and are on terms no less favorable to the Company than could be obtained from unaffiliated parties.

      See also “Report of the Compensation Committee of the Board of Directors on Executive Compensation” and “Compensation Committee Interlocks and Insider Participation.”

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS

AND MANAGEMENT

      The following table sets forth certain information known to the Company with respect to the beneficial ownership of the Common Stock as of April 22, 2002 by: (i) each person known by the Company to be a beneficial owner of five percent or more of the Company’s Common Stock, (ii) each director and nominee for election to the Board of Directors at the Annual Meeting, (iii) each of the Company’s executive officers named in the Summary Compensation Table set forth herein and (iv) all current directors and executive officers as a group.

Principal Stockholders

		Percent of
	Number	Total Shares
Name and Address	of Shares	Outstanding(1)(2)

Entities affiliated with Hilal Capital Management LLC(3)	2,369,311	10.6%
2211 Broadway, New York, NY 10024
Dresdner Bank AG(4)	1,559,900	7.0%
Jurgen-Ponto-Platz 1 60301 Frankfurt, Germany
Lawrence E. Bloch, M.D., J.D.(5)	912,359	4.0%
Stanley T. Crooke, M.D., Ph.D.(5)	6,944	*
Peter K. Hilal, M.D.(6)	2,369,311	10.6%
William D. Huse, M.D., Ph.D.(5)(7)	3,463,566	15.0%
Keith S. Manchester, M.D.(5)	564,675	2.5%
Clive A. Meanwell, M.D., Ph.D.(5)	1,389	*
John F. Richards(5)(8)	92,062	*
Costa G. Sevastopoulos, Ph.D.(5)	330,696	1.5%
Jeffry D. Watkins, Ph.D.(5)	651,148	2.9%
All current directors and executive officers as a group (10 persons)(9)	8,417,629	35.0%

*	Less than one percent.

(1)	Percentage of beneficial ownership is calculated assuming 22,424,616 shares of Common Stock, excluding shares of Common Stock held by the Company, were outstanding on April 22, 2002. Beneficial ownership is determined in accordance with the rules of the Securities and Exchange Commission and generally includes voting or investment power with respect to securities. Shares of Common Stock subject to options or warrants currently exercisable or convertible, or exercisable or convertible within 60 days after April 22, 2002, are deemed outstanding for computing the percentage of the person holding such option or warrant but are not deemed outstanding for computing the percentage of any other person. Except as indicated in the footnotes to this table and pursuant to applicable community property laws, the persons named in the table have sole voting and investment power with respect to all shares of Common Stock beneficially owned.

(2)	This table is based upon information supplied to the Company by executive officers, directors and principal stockholders. The address of each officer and director identified in this table is that of the Company’s executive offices, 3520 Dunhill Street, San Diego, CA 92121.

(3)	Based on information provided to us by Dr. Hilal. Hilal Capital Partners, LLC (“HCP”) is the general partner of Hilal Capital QP, LP (“HCQP”), Hilal Capital, LP (“HCLP”) and managing member of Hilal Capital Associates LLC (“HCA”). Hilal Capital Management LLC (“HCM”) serves as investment manager to Hilal Capital International, Ltd. (“HCI”). Dr. Hilal serves as managing member of HCP and HCM. Shares are owned directly by HCQP, HCLP, HCI and HCA. Dr. Hilal is not the direct owner of any of the shares but may be deemed the beneficial owner of such shares. HCQP and HCLP have dispositive and voting power with respect to the shares owned by them which may be exercised by HCP. HCA has dispositive and voting power with respect to the shares owned by it which may be exercised by HCP. Pursuant to an investment management agreement with HCI, HCM has dispositive and voting power with respect to the shares owned by HCI. Dr. Hilal has the power to dispose and vote the shares owned by HCQP, HCLP, HCP and HCI. The 2,369,311 shares are used in calculating the 2,369,311 shares held by Dr. Hilal.

(4)	Based on its Schedule 13G/ A dated February 1, 2002, wherein Dresdner Bank AG reported beneficial ownership of 1,559,900 shares of Common Stock. The Schedule 13G/ A states that the shares are owned by Dresdner RCM Global Investors LLC, an investment advisor and wholly owned subsidiary of Dresdner RCM US Holdings LLC, a wholly owned subsidiary of Dresdner Bank AG. The Schedule 13G/ A states that Dresdner RCM Global Investors LLC, Dresdner RCM US Holdings LLC and Dresdner Bank AG have sole voting power of 1,443,700 shares, sole dispositive power of 1,542,600 shares and shared dispositive power of 17,300 shares.

(5)	The amounts shown include shares which may be acquired currently or within 60 days after April 22, 2002, through the exercise of stock options, as follows: Dr. Bloch, 150,000 shares; Dr. Crooke, 6,944 shares; Dr. Huse, 620,000 shares; Dr. Manchester, 223,633 shares; Dr. Meanwell, 1,389 shares; Mr. Richards, 21,111 shares; Dr. Sevastopoulos, 260,000 shares and Dr. Watkins, 321,016 shares.

(6)	Includes an aggregate of 2,369,311 shares held directly by HCQP, HCLP, HCI or HCA.

(7)	Includes 337,500 shares that are held in trust for Dr. Huse’s children of which he is trustee and exercises investment control.

(8)	Includes 70,951 shares held by Crabtree Ventures, L.P. Mr. Richards is a member of the general partner of Crabtree Ventures, L.P.

(9)	Includes 1,629,572 shares subject to options.

EXECUTIVE COMPENSATION

Summary Compensation Table

      The following table sets forth compensation for services rendered in all capacities to Applied Molecular Evolution, Inc., for the fiscal years ended December 31, 1999, 2000 and 2001 of (i) our Chief Executive Officer and (ii) our three most highly compensated executive officers whose total annual salary and bonus for fiscal year 2001 exceeded $100,000 (the “Named Officers”).

Summary Compensation Table

					Long-Term
	Annual Compensation				Compensation

					Restricted	Securities	All Other
				Other Annual	Stock	Underlying	Compensation
Name and Principal Position	Year	Salary($)	Bonus($)	Compensation($)	Awards($)	Options(#)	($)(2)(3)(4)

William D. Huse	2001	285,000	109,725	—	—	150,000	6,015
President and	2000	248,166	86,000	—	—	280,000	449
Chief Executive Officer	1999	225,374	—	—	—	—	449
Lawrence E. Bloch	2001	175,000	57,750	—	—	150,000	2,390
Chief Financial Officer(1)	2000	136,725	45,000	—	—	280,000	205
	1999	60,000	—	28,516	—	130,000	103
Jeffry D. Watkins	2001	175,000	48,125	—	—	130,000	3,790
Chief Scientific Officer	2000	131,190	45,000	—	—	320,000	248
	1999	119,575	—	—	—	—	248
Keith S. Manchester	2001	160,000	40,200	11,250	—	244,000	3,688
Vice President of Business	2000	76,923	32,000	10,200	—	240,000	108
Development(5)

(1)	Dr. Bloch’s annual salary in 1999 represents partial year compensation for the period July 1999 through December 1999. His other annual compensation includes $12,891 related to relocation expenses and $15,625 related to consulting services.

(2)	During fiscal year 2001, the Company made contributions under the 401(k) Plan for Dr. Huse, Dr. Bloch, Dr. Watkins and Dr. Manchester of $5,250, $2,100, $3,500 and $3,450, respectively. The Company also paid life insurance premiums for Dr. Huse, Dr. Bloch, Dr. Watkins and Dr. Manchester in the amounts of $765, $290, $290 and $238, respectively.

(3)	During fiscal year 2000, the Company paid life insurance premiums for Dr. Huse, Dr. Bloch, Dr. Watkins and Dr. Manchester in the amounts of $449, $205, $248 and $108, respectively.

(4)	During fiscal year 1999, the Company paid life insurance premiums for Dr. Huse, Dr. Bloch and Dr. Watkins in the amounts of $449, $103 and $248, respectively.

(5)	Dr. Manchester’s salary in 2000 represents partial year compensation for the period March 2000 through December 2000. His other annual compensation paid in 2001 and 2000, includes $11,250 and $10,200, respectively, related to relocation expenses.

Stock Option Grants in Fiscal Year 2001

      The following table summarizes option grants to the Company’s Chief Executive Officer and the Named Officers during fiscal 2001, and the value of the options held by each such person at the end of fiscal 2001.

Option Grants in 2001

	Individual Grants
						Potential Realizable Value
	Number of		% of Total			at Assumed Annual Rates
	Securities		Options			of Stock Appreciation for
	Underlying		Granted to	Exercise		Option Term(5)
	Options		Employees in	Price	Expiration
Name	Granted(#)		Fiscal Year	($/Sh)(3)	Date(4)	5%($)	10%($)

William D. Huse	150,000	(2)	11.41%	8.90	12/10/11	839,574	2,127,646
Lawrence E. Bloch	150,000	(2)	11.41%	8.90	12/10/11	839,574	2,127,646
Jeffry D. Watkins	100,000	(2)	7.61%	8.90	12/10/11	559,716	1,418,431
	30,000	(1)	2.28%	9.05	11/12/11	170,745	432,701
Keith S. Manchester	220,000	(2)	16.73%	8.90	12/10/11	1,231,376	3,120,548
	24,000	(1)	1.83%	9.05	11/12/11	136,596	346,161

(1)	These incentive stock options vest as to 12.5% of the shares covered by the respective options on the six-month anniversary of the date of grant, and ratably on a daily basis thereafter, vesting in full on the fourth anniversary of the date of grant. Under the terms of the 1992 Stock Plan, the committee designated by the Board of Directors to administer the 1992 Stock Plan retains the discretion, subject to certain limitations within the 1992 Stock Plan, to modify, extend or renew outstanding options and to reprice outstanding options. Options may be repriced by canceling outstanding options and reissuing new options with an exercise price equal to the fair market value on the date of reissue, which may be lower than the original exercise price of such canceled options.

(2)	In December 2001, under the 2000 Stock Incentive Plan, we issued options to purchase 620,000 shares of common stock to our executive officers at an exercise price of $8.90 per share. These options vest over three years.

(3)	We have granted options at an exercise price equal to the fair market value of the underlying Common Stock on the date of grant as determined by the closing price of our Common Stock as reported by the Nasdaq National Market.

(4)	The options have a term of 10 years, subject to earlier termination in certain events related to termination of employment.

(5)	The dollar amounts under these columns represent the potential realizable value of each grant over the term of the options based on assumed rates of stock appreciation of 5% and 10%, compounded annually. The 5% and 10% assumed rates of appreciation are mandated by the rules of the Securities and Exchange Commission and do not represent our estimate or projection of the future Common Stock price. Actual gains, if any, on stock option exercises will be dependent on the future performance of our stock.

      The potential realizable values above assume that the price per share on the date of grant was the fair market value of the Common Stock and that the price of the applicable stock increases from the date of grant until the end of the ten-year option term at the annual rates specified. There is no assurance provided to any holder of our securities that the actual stock price appreciation over the ten-year option terms will be the assumed 5% and 10% rates or any other defined rate.

Aggregated Option Exercises in Fiscal Year 2001 and Fiscal Year-End Option Values

      The following table contains information relating to the exercise of options during fiscal year 2001 and year-end option values as of December 31, 2001, for our Chief Executive Officer and the Named Officers.

Aggregated Option Exercises in 2001

and 2001 Year-End Option Values

			Number of
			Unexercised Securities		Value of Unexercised
			Underlying Options at		In-the-Money Options at
			December 31,(#)		December 31,($)(1)
	Shares Acquired	Value
Name	on Exercise(#)	Realized($)	Exercisable	Unexercisable	Exercisable	Unexercisable

William D. Huse	—	—	620,000	—	6,126,700	—
Lawrence E. Bloch	—	—	150,000	—	511,500	—
Jeffry D. Watkins	—	—	316,475	30,000	2,885,394	97,800
Keith S. Manchester	—	—	220,000	24,000	750,200	78,240

(1)	Calculated on the basis of the fair market value of the underlying securities at December 31, 2001, $12.31 per share, minus the exercise price.

Change in Control Arrangements

      The Company’s 1992 Stock Plan, 2000 Stock Incentive Plan and 2001 Stock Incentive Plan provide that the Board of Directors may determine that an Option granted under any of the Plans, at the time of granting the Option or thereafter, shall become fully vested and exercisable as to all shares of Common Stock subject to such Option in the event that a change in control occurs with respect to the Company. In June 2000, the Company amended the then outstanding stock options of Drs. Huse, Bloch, Watkins and Manchester to provide for full acceleration of the vesting of the unvested portion of their stock options in the event of a change of control of the Company.

Pension and Long-Term Incentive Plans

      We have no pension or long-term incentive plans.

REPORT OF THE COMPENSATION COMMITTEE

OF THE BOARD OF DIRECTORS ON EXECUTIVE COMPENSATION

COMMITTEE REPORT TO STOCKHOLDERS

      This Report shall not be deemed incorporated by reference by any general statement incorporating by reference this proxy statement into any filing under the Securities Act of 1933 or under the Securities Exchange Act of 1934, except to the extent the Company specifically incorporates this report by reference, and shall not otherwise be deemed filed under such Acts.

Introduction

      The Compensation Committee of the Board of Directors of Applied Molecular Evolution, Inc. (the “Committee”), is pleased to present its report on executive compensation. The report’s objective is to assist stockholders in understanding the Committee’s objectives and procedures in establishing the compensation of the Company’s executive officers and describes the basis on which compensation determinations for 2001 were made by the Committee. In making its determinations, the Committee has relied, in part, on geographic and competitive considerations, independent surveys of compensation of management of companies in the biotechnology and pharmaceutical industries, including companies included in the Nasdaq Pharmaceutical Stock Index used in our Stock Price Performance Graph set forth in this proxy statement, and recommendations of management.

Compensation Philosophy and Objectives

      The Committee believes that a well-designed compensation program for our executive officers should:

•	Align the goals of the executives with the goals of the stockholders by creating and enhancing stockholder value through the accomplishment of strategic corporate objectives and by providing management with longer term incentives through equity ownership by management.

•	Recognize individual initiative, effort and achievement.

•	Provide total compensation that enables us to compete with companies in the pharmaceutical and biotechnology industries, in order to attract and retain high-caliber candidates on a long-term basis.

•	Align compensation with our short-term and long-term corporate objectives and strategy, focusing executive behavior on the fulfillment of those objectives.

Key Elements of Executive Compensation

      Because we are still in the process of developing our proprietary products and so have not yet brought any such products to market, the use of traditional performance standards, such as profit levels and return on equity, are not appropriate in the evaluation of executive officer performance. Therefore, executive officer compensation is based primarily on our achievement of certain business objectives, including the completion of our initial public offering, financings, the achievement of product development milestones, the initiation and continuation of corporate collaborations, and the issuance of patents relating to our proprietary technology, as well as individual contribution and achievement of individual business objectives by each of such officers. Corporate and individual objectives are established at the beginning of each fiscal year. Performance by Applied Molecular Evolution, Inc., and our executive officers is measured by reviewing and determining if the corporate and individual objectives have been accomplished. Currently, our compensation structure for executive officers includes a combination of base salary, bonus and stock options.

      Base Salary and Bonus. Cash compensation amounts are based primarily upon the competitive market for the executive officers’ services determined through comparisons with companies of similar size and/or complexity in the pharmaceutical and biotechnology industries. Compensation of our officers is intended to fall at the median point of the range of compensation for officers of comparable companies. Such compensation is tailored to executive officers based on individual performance in the achievement of the individual’s and Applied Molecular Evolution, Inc.’s objectives. This performance is compared to these objectives annually.

      Long-Term Incentives. Long-term incentives are provided by means of periodic grants of stock options. The 1992 Stock Plan, 2000 Stock Incentive Plan and 2001 Stock Incentive Plan are administered by a committee of our non-employee directors (“Stock Plan Committee”). The Stock Plan Committee believes that by granting executive officers an opportunity to obtain and increase their personal ownership of our stock, the best interests of stockholders and executives will be more closely integrated. The options have exercise prices equal to fair market value on the date of grant, vest generally over a three- or four-year period, and expire ten years from the date of grant. Vesting ceases should the executive leave our employ. These vesting provisions of the option plan serve to retain qualified employees, providing continuing benefits to us beyond those achieved in the year of grant. Therefore, executive officers, as well as all full-time employees, are eligible to receive stock options periodically at the discretion of the Stock Plan Committee. Consideration is given to the executive officer’s performance against the accomplishment of corporate objectives, to comparisons with other biotechnology companies at similar stages of development, to the number of options previously granted to each executive officer and to the extent of vesting of options and/or restricted stock previously awarded to each executive officer. We target our awards to be at the median point of the range for awards made to executive officers of comparable companies.

CEO Compensation

      During 2001, our Chief Executive Officer, William D. Huse, earned a base salary of $285,000. Dr. Huse has served as our Chief Executive Officer since January 1999. The Compensation Committee’s approach to establishing Dr. Huse’s compensation was to be competitive with comparable companies. In establishing Dr. Huse’s salary base and increase over his 2000 salary, the Committee recognized his efforts in advancing the development and growth of the Company and corporate objectives achieved in 2000 including the following:

•	the closing of the Company’s initial public offering raising gross proceeds of over $100 million,

•	the application by the Company of its AMEsystem™ to optimize protein pharmaceutical product candidates including NUMAX™, which is based on Synagis™, MedImmune, Inc.’s current treatment for Respiratory Syncytial Virus,

•	the corporate collaboration with Cell Matrix, Inc.,

•	the optimization of two novel biotherapeutic candidates for Cell Matrix, Inc., in the area of cancer therapy,

•	the agreement to sublicense a patent to IDEXX Laboratories, Inc.,

•	the receipt of two grants from the National Institutes of Health by the Company’s subsidiary Novasite Pharmaceuticals, Inc., and

•	entering into a corporate collaboration with Biosynexus, Inc., to optimize a treatment for staphylococcus bacterial infection.

      The Committees determined that these accomplishments were critical to the Company’s future growth and enhancement of stockholder value and, accordingly, determined to reward Dr. Huse for his efforts on behalf of the Company.

Miscellaneous

      Section 162(m) of the Internal Revenue Code disallows the deductibility by the Company of any compensation over $1 million per year paid to each of the chief executive officer and the four other most highly compensated executive officers, unless certain criteria for an exemption under Section 162(m) are satisfied. The 2000 Stock Incentive Plan and 2001 Stock Incentive Plan have been drafted to qualify for an exemption from the $1 million limit on deductions under Section 162(m) with respect to nonstatutory stock option grants under the plans.

COMPENSATION COMMITTEE

Stanley T. Crooke
Peter K. Hilal
John F. Richards
Costa G. Sevastopoulos

REPORT OF THE AUDIT COMMITTEE OF THE BOARD OF DIRECTORS

COMMITTEE REPORT TO STOCKHOLDERS

      This Report shall not be deemed incorporated by reference by any general statement incorporating by reference this proxy statement into any filing under the Securities Act of 1933 or under the Securities Exchange Act of 1934, except to the extent the Company specifically incorporates this report by reference, and shall not otherwise be deemed filed under such Acts.

Audit Committee Report

      The Audit Committee of the Board of Directors of Applied Molecular Evolution, Inc., operates under a written charter adopted by the Board of Directors. The members of the Audit Committee are Stanley T. Crooke, Peter K. Hilal and John F. Richards. All members of the Audit Committee meet the independence standards of Rule 4200(a)(15) of the National Association of Securities Dealers listing requirements. In accordance with its written charter, the Audit Committee assists the Board of Directors in fulfilling its responsibility for oversight of the quality and integrity of the accounting, auditing and financial reporting practices of Applied Molecular Evolution, Inc.

      In discharging its oversight responsibility as to the audit process, the Audit Committee obtained from the independent accountants a formal written statement describing all relationships between the accountants and Applied Molecular Evolution, Inc., that might bear on the accountants’ independence consistent with Independence Standards Board Standard No. 1, “Independence Discussions with Audit Committees.” The Audit Committee discussed with the independent accountants any relationships that may impact their objectivity and independence and satisfied itself as to that firm’s independence.

      The Audit Committee discussed and reviewed with the independent accountants all communications required by generally accepted accounting standards, including those described in the Statement on Auditing Standards No. 61, as amended, “Communication with Audit Committees.” In addition, the Audit Committee, with and without management present, discussed and reviewed the results of the independent accountants’ examination of the financial statements.

      The Audit Committee reviewed and discussed the audited financial statements of the Company with management. Based upon the Audit Committee’s discussion with management and the independent accountants and the Audit Committee’s review of the representation of management and the report of the independent accountants to the Audit Committee, the Audit Committee recommended to the Board of Directors that Applied Molecular Evolution, Inc., include the audited consolidated financial statements in its Annual Report on Form 10-K for the year ended December 31, 2001, for filing with the Securities and Exchange Commission. The Audit Committee also recommended the reappointment, subject to stockholder approval, of the independent accountants, and the Board of Directors concurred in such recommendation.

AUDIT COMMITTEE

Stanley T. Crooke
Peter K. Hilal
John F. Richards

STOCK PRICE PERFORMANCE GRAPH

      The following graph illustrates a comparison of the cumulative total stockholder return (change in stock price plus reinvested dividends) of our Common Stock with the Center for Research in Securities Prices (“CRSP”) Total Return Index for the Nasdaq Stock Market (U.S. and Foreign) (the “Nasdaq Composite Index”) and the CRSP Total Return Index for the Nasdaq Pharmaceutical Stocks (the “Nasdaq Pharmaceutical Index”)(1) since July 27, 2000 (the effective date of the Company’s initial public offering). The comparisons in the graph are required by the Securities and Exchange Commission and are not intended to forecast or be indicative of possible future performance of our Common Stock.

	7/27/00	12/29/00	6/29/01	12/31/01

Applied Molecular Evolution, Inc.	$100.00	$55.26	$40.42	$39.87
Nasdaq Composite	100.00	64.01	55.94	50.46
Nasdaq Pharmaceutical(1)	100.00	93.31	85.84	79.52

Assumes a $100 investment on July 27, 2000, in each of our Common Stock, the securities comprising the Nasdaq Composite Index, and the securities comprising the Nasdaq Pharmaceutical Index.

(1)	The Nasdaq Pharmaceutical Index includes all companies listed on the Nasdaq Stock Market under the SIC Code 283.

PROPOSAL 2

RATIFICATION OF INDEPENDENT AUDITORS

      Upon the recommendation of the Audit Committee, the Board of Directors has appointed the firm of Ernst & Young LLP as our independent auditors for the fiscal year ending December 31, 2002, subject to ratification by our stockholders. Ernst & Young LLP has audited the Company’s financial statements since 1992. Representatives of Ernst & Young LLP are expected to be present at our Annual Meeting. They will have an opportunity to make a statement, if they desire to do so, and will be available to respond to appropriate questions.

Principal Accounting Firm Fees

      The following table sets forth the aggregate fees billed to Applied Molecular Evolution, Inc. for the fiscal year ended December 31, 2001, by our principal accounting firm, Ernst & Young LLP:

Audit Fees	$96,050
Audited Related Fees	$13,359
All Other Fees	$21,815	(a)(b)

(a)	Includes fees for tax-related services, but does not include any financial information systems design and implementation services.

(b)	The Audit Committee has considered whether the provision of these services is compatible with maintaining the principal accountants’ independence.

      The Board of Directors recommends a vote FOR ratification of Ernst & Young LLP as the Company’s independent auditors.

STOCKHOLDER PROPOSALS FOR THE 2003 ANNUAL MEETING

      If a stockholder wishes to have a stockholder proposal considered at our 2003 Annual Meeting, the stockholder must have given timely notice of the proposal in writing to our corporate Secretary. To be timely, a stockholder’s notice of the proposal must be delivered to or mailed and received at our executive offices not less than 50 days nor more than 75 days prior to the date of our 2003 Annual Meeting. However, if less than 65 days notice (including notice by prior public disclosure) of the 2003 Annual Meeting date is provided to stockholders, notice of a stockholder proposal will be timely if it is received no later than the close of business on the 15th day following the date on which the notice of the 2003 Annual Meeting date was mailed or public disclosure of such date was made.

      Proposals of our stockholders that are intended by a stockholder to be included in our proxy statement and form of proxy for the 2003 Annual Meeting must be received by our corporate Secretary no later than December 29, 2002.

OTHER MATTERS

      We know of no other business that will be presented at the Annual Meeting. If any other business is properly brought before the Annual Meeting, it is intended that proxies in the enclosed form will be voted in accordance with the judgment of the persons voting the proxies.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

      Under the securities laws of the United States, our directors, executive officers and any persons holding more than 10% of our Common Stock are required to report their initial ownership of our Common Stock and any subsequent changes in that ownership to the Securities and Exchange Commission. Specific due dates for these reports have been established, and we are required to identify in this Proxy Statement those persons who failed to file timely these reports.

      All of the filing requirements were timely satisfied, with the exception of Dr. Breitmeyer, Dr. Manchester and Dr. Crooke, who failed to timely file one Form 3 each in 2001. In making this disclosure, we have relied solely on written representations of our directors and executive officers and copies of the reports that have been filed with the Securities and Exchange Commission.

      Whether you intend to be present at the Annual Meeting or not, we urge you to return your signed proxy promptly.

By order of the Board of Directors

Lawrence E. Bloch, M.D., J.D.
Chief Financial Officer and Secretary

San Diego, California

April 29, 2002

APPLIED MOLECULAR EVOLUTION, INC.
PROXY SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS
FOR ANNUAL MEETING ON MAY 29, 2002

                  The undersigned stockholder of Applied Molecular Evolution, Inc. (the “Company”), acknowledges receipt of Notice of the Annual Meeting of Stockholders and Proxy Statement, each dated April 29, 2002, and the undersigned revokes all prior proxies and appoints William D. Huse and Lawrence E. Bloch, or each of them, proxies for the undersigned to vote all shares of Common Stock of the Company which the undersigned would be entitled to vote at the Annual Meeting of Stockholders to be held at the Company’s offices located at 3520 Dunhill Street, San Diego, California, at 8:30 a.m. (Pacific Standard Time) on May 29, 2002, and any postponement or adjournment thereof, and instructs said proxies to vote as follows:

1.	ELECTION OF DIRECTOR:

(01) John F. Richards

FOR the nominee listed above

WITHHOLD AUTHORITY to vote for the nominee for Class II director listed above

2.	TO RATIFY THE APPOINTMENT OF ERNST & YOUNG LLP AS THE INDEPENDENT AUDITORS OF THE COMPANY:

FOR	AGAINST	ABSTAIN

In their discretion, the proxies are authorized to vote upon such other business as may properly come before the meeting.

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THIS PROXY WILL BE VOTED IN ACCORDANCE WITH THE SPECIFICATIONS MADE. IF NO SPECIFICATIONS ARE MADE, THIS PROXY WILL BE VOTED FOR THE ELECTION OF THE NOMINEE FOR DIRECTOR AND FOR PROPOSAL 2.

APPLIED MOLECULAR EVOLUTION, INC. BOARD OF DIRECTORS PROXY Annual Meeting of Stockholders May 29, 2002

Dated this ______________ day of __________, 2002

(Signature of Stockholder)

(Signature of Stockholder)

Please sign exactly as your name or names appear hereon. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such. If shares are held jointly, each holder must sign.

Please Mark, Sign, Date and Mail This Proxy Card Promptly, Using the Enclosed Envelope.

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